Exhibit T3A.2

CERTIFICATE OF INCORPORATION

OF

UNITED STATES ENRICHMENT CORPORATION

(a Delaware corporation)

FIRST: The name of the Corporation is United States Enrichment Corporation (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10,000 shares of Common Stock, each having a par value of $.01.

FIFTH: The name and mailing address of the Sole Incorporator is as follows: Lynn Buckley, P.O. Box 636, Wilmington, DE 19899.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction for which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: A. Foreign Ownership Restrictions. For purposes of this Article NINTH, the term “Foreign Ownership Restrictions” shall mean any one or more of the following: (i) the beneficial ownership of more than ten percent (10%) of the aggregate number of issued and outstanding shares of Common Stock of the Corporation by or for the account of a foreign person or persons; (ii) the beneficial ownership of any shares of Common Stock of the Corporation by or for the account of a Contravening Person (as defined below); (iii) the acquisition of control (direct or indirect) of the Company by a person or group of persons acting together in any transaction or series of transactions in which the arrangements for financing such person’s or persons’ acquisition of the Corporation involve or will involve receipt of money, from borrowing or otherwise, from one or more foreign persons in an amount in excess of ten percent (10%) of the purchase price of the Corporation’s securities purchased by such person or group of persons, whether such funds are to be used for temporary or permanent financing; or (iv) any ownership of or exercise of rights with respect to shares of Common Stock of the Corporation or other exercise or attempt to exercise control of the Corporation that the Board of Directors determines is inconsistent with or in violation of the regulations, rules or restrictions of a governmental entity or agency which exercises regulatory power over the Corporation, its business, operations or assets or could jeopardize the continued operations of the Corporation’s facilities.

B. Information Request. If the Corporation has reason to believe that the ownership or proposed ownership of, or exercise of rights with respect to, securities of the Corporation by any person, including record holders, beneficial owners and any person presenting any securities of the Corporation for transfer into its name (a “Proposed Transferee”) may be inconsistent with, or in violation of the Foreign Ownership Restrictions, the Corporation may request of such person and such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, securities of the Corporation by such person is inconsistent with, or in violation of, the Foreign Ownership Restrictions. Any person who is or proposes to be a registered holder of securities of the Corporation shall be obliged to disclose to the Corporation, at the Corporation’s request, the name and address of the beneficial owner of the securities of the Corporation.

Any person that has filed a Schedule 13D or a Schedule 14D-1 (or in either case, a successor form thereto required by the U.S. Securities and Exchange Commission (the “SEC”)) with respect to the Corporation’s securities and, in the case of the Schedule 13D, which filing indicates any plans or proposals which relate to or would result in the occurrence of any of the events described in Item 4 of Schedule 13D (or its equivalent, if and to the extent that such Item is amended, modified or superseded by another Item or another form of the SEC then in effect) may be requested by the Corporation to provide to the Corporation such information as the Board of Directors may require to confirm that such person’s plans or proposals will not result in a violation of the Foreign Ownership Restrictions.

The Corporation may require that any information sought under this Section B of Article NINTH be given under oath. The Board of Directors shall be entitled to rely and to act in reliance on any declaration and the information contained therein.

C. Suspension of Voting Rights; Refusal to Transfer. If any person, including a Proposed Transferee, from whom information is requested should fail to respond to the Corporation’s request pursuant to Section C of this Article NINTH or if the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, securities of the Corporation by any person, including a Proposed Transferee, could result in any inconsistency with, or violation of, the Foreign Ownership Restrictions, the Corporation may (i) refuse to permit the transfer of securities of the Corporation to such Proposed Transferee; and/or (ii) suspend or limit voting rights associated with stock ownership by such person or Proposed Transferee if the Board of Directors in good faith believes that the exercise of such voting rights would result in any inconsistency with, or violation of, the Foreign Ownership Restrictions. If the Board of Directors determines that the foregoing measures are not sufficient to ensure compliance with the Foreign Ownership Restrictions, the Corporation may take such action as may be authorized under this Article NINTH. Any action by the Corporation pursuant to the foregoing with respect to the Foreign Ownership Restrictions may remain in effect for as long as the Corporation determines is necessary to comply with the Foreign Ownership Restrictions.

D. Legends. The Corporation may note on the certificates of its securities that the shares represented by such certificates are subject to the restrictions set forth in this Article NINTH.

E. Joint Ownership. For purposes of this Article NINTH, where the same shares of Common Stock of the Corporation are held or beneficially owned by one or more persons, and any one of such persons is a foreign person or a Contravening Person, then such shares of Common Stock shall be deemed to be held or beneficially owned by a foreign person or Contravening Person, as applicable.

F. Additional Provisions. The Corporation is hereby authorized to take any other action it may deem necessary or appropriate to ensure compliance with the provisions of this Article NINTH, including, without limitation, suspending or limiting any and all rights of stock ownership which may violate or be inconsistent with the applicable Foreign Ownership Restrictions (other than the right to transfer stock ownership in a transaction consistent with the Foreign Ownership Restrictions). Further, the Corporation may exercise any and all appropriate remedies, at law or in equity in any court of competent jurisdiction, against any holder of its securities or rights with respect thereto or any Proposed Transferee, with a view towards obtaining the information set forth in Section B or preventing or curing any situation which would cause any inconsistency with, or violation of, the Foreign Ownership Restrictions.

G. Redemption and Exchange. Without limiting the generality of the foregoing and notwithstanding any other provision of this Certificate of Incorporation to the contrary, any shares held or beneficially owned by a foreign person or a Contravening Person shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to Section 151 of the DGCL, or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Foreign Ownership Restrictions. As used in this Certificate of Incorporation, “redemption” and “exchange” are hereinafter collectively referred to as “redemption”, references to shares being “redeemed” shall be deemed to include shares which are being “exchanged”, and references to “redemption price” shall be deemed to include the amount and kind of securities for which any such shares are exchanged. The terms and conditions of such redemption shall be as follows:

(a) the redemption price of the shares to be redeemed pursuant to this Article NINTH shall be equal to the fair market value of the shares to be redeemed, as determined by the Board of Directors in good faith unless the Board determines in good faith that the holder of such shares knew or should have known its ownership or beneficial ownership would constitute a violation of the Foreign Ownership Restrictions, in which case the redemption price shall be equal to the lower of (i) the fair market value of the shares to be redeemed and (ii) such foreign person’s or Contravening Person’s purchase price for such shares;

(b) the redemption price of such shares may be paid in cash, securities or any combination thereof and the value of any securities constituting all or any part of the redemption price shall be determined by the Board in good faith;

(c) if less than all the shares held or beneficially owned by foreign persons are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

(d) at least 30 days’ written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or redemption securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed, duly endorsed in blank or accompanied by duly executed proper instruments of transfer;

(e) from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

(f) the redemption shall be subject to such other terms and conditions as the Board of Directors shall determine.

H. Board Action. The Board of Directors shall have the exclusive right to interpret all issues arising under this Article NINTH (including but not limited to determining whether a person is a foreign person or a Contravening Person, whether a person is an Affiliate of another person, whether a person controls or is controlled by another person and whether a person is the beneficial owner of the securities of the Corporation) and the determination of the Board under this Article shall be final and binding. The Bylaws of the Corporation may make appropriate provisions to effectuate the requirements of this Article NINTH to the extent set forth herein and the Board may, at any time and from time to time, adopt such other or additional reasonable procedures as the Board may deem desirable or necessary to comply with the Foreign Ownership Restrictions or to carry out the provisions of this Article NINTH.

I. Certain Definitions. For purposes of this Article NINTH,

“Affiliate” and “Affiliated” shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.

“Contravening Person” shall mean (i) a person having a significant commercial relationship with a Foreign Enrichment Provider with respect to uranium and uranium products or (ii) a Foreign Competitor.

“Foreign Competitor” shall mean a Foreign Enrichment Provider or a person Affiliated with a Foreign Enrichment Provider in such a manner as to warrant application of the Foreign Ownership Restrictions to such person.

“Foreign Enrichment Provider” shall mean any person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any person incorporated, organized or having its principal place of business outside of the United States which is in the business of creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.

“foreign person” shall mean (i) an individual who is not a citizen of the United States of America; (ii) a partnership in which any general partner is a foreign person or the partner or partners having a majority interest in partnership profits are foreign persons; (iii) a foreign government or representative thereof; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.

“person” shall include natural persons, corporations, partnerships, companies, associations, trusts, joint ventures and other entities.

J. Amendment. Any amendment, alteration, change or repeal of this Article NINTH shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) the affirmative vote of holders of at least two-thirds of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of June, 1998.

/s/ Lynn Buckley
Lynn Buckley Sole Incorporator

CERTIFICATE OF MERGER

OF

UNTIED STATES ENRICHMENT CORPORATION

(a Federally-chartered corporation)

INTO

UNITED STATES ENRICHMENT CORPORATION

(a Delaware corporation)

Pursuant to Section 252 of the

General Corporation Law of the State of Delaware

United States Enrichment Corporation, a Delaware corporation (“Newco”), does hereby certify to the following facts relating to the merger of United States Enrichment Corporation, a federally-chartered, wholly owned government corporation established pursuant to 42 U.S.C. § 2297 et seq. (“USEC”), with and into Newco (the “Merger”):

FIRST: The name and jurisdiction of incorporation of each of the constituent corporations to the Merger are as follows:

Name	Jurisdiction

United States Enrichment Corporation	Delaware

United States Enrichment Corporation	United States

and Newco is the surviving corporation of the Merger (hereinafter referred to as the “Surviving Company”).

SECOND: An Agreement and Plan of Merger, dated July 22, 1998 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252(c) of the General Corporation Law of the State of Delaware.

THIRD: The name of the corporation surviving the Merger is United States Enrichment Corporation, a Delaware corporation.

FOURTH: The Certificate of Incorporation of Newco shall constitute the Certificate of Incorporation of the Surviving Corporation, except that Article FOURTH shall be amended to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, each having a par value of $.01.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, located at 2 Democracy Center, 6903 Rockledge Drive, Bethesda, MD 20817.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either constituent corporation.

SEVENTH: USEC has an authorized capitalization consisting of 30 million shares of common stock, $100 par value per share, and no shares of preferred stock.

2

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name this 22nd day of July, 1998.

UNITED STATES ENRICHMENT CORPORATION,
a Delaware corporation

By:	/s/ William H. Timbers, Jr.
Name:	William H. Timbers, Jr.
Title:	President and Chief Executive Officer

CERTIFICATE OF MERGER

OF

USEC MERGER CORP.

INTO

UNITED STATES ENRICHMENT CORPORATION

(a Delaware corporation)

Pursuant to Section 252 of the

General Corporation Law of the State of Delaware

United States Enrichment Corporation, a Delaware corporation (“Newco”), does hereby certify to the following facts relating to the merger of USEC Merger Corp., a Delaware corporation (“Mergerco”), with and into Newco (the “Merger”):

FIRST: The name and jurisdiction of incorporation of each of the constituent corporations to Merger are as follows:

Name	Jurisdiction

USEC Merger Corp.	Delaware

United States Enrichment Corporation	Delaware

and United States Enrichment Corporation is the surviving corporation of the Merger (hereinafter referred to as the “Surviving Corporation”).

SECOND: An Agreement and Plan of Merger, dated July 22, 1998 has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251(c) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name this 22nd day of July, 1998.

UNITED STATES ENRICHMENT CORPORATION,
a Delaware corporation

By:	/s/ William H. Timbers, Jr.
Name:	William H. Timbers, Jr.
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

UNITED STATES ENRICHMENT CORPORATION

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

United States Enrichment Corporation, a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Article Fourth of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of $.01.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, United States Enrichment Corporation has caused this Certificate to be duly executed in its corporate name this 9th day of March, 1999.

UNITED STATES ENRICHMENT CORPORATION

By:	/s/ William H. Timbers, Jr.
William H. Timbers, Jr. President and Chief Executive Officer